PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated May 2, 2025)	Registration No. 333-278977

Nano Labs Ltd

652,174 Class A Ordinary Shares

This Prospectus Supplement No. 2 is being filed to update and supplement the information contained in the prospectus dated May 2, 2025 (as supplemented from time to time, the “Prospectus”) that forms a part of our Registration Statement on Form F-1, as amended and supplemented (File No. 333-278977) (the “Registration Statement”) with the information contained in two Current Reports on Form 6-K filed with the Securities and Exchange Commission (“SEC”) on June 25, 2025. Accordingly, we have attached these two Current Reports to this Prospectus Supplement No. 2.

The Prospectus and this Prospectus Supplement No. 2 relate to the proposed resale or other disposition of 652,174 Class A ordinary shares issuable upon the exercise of warrants, or the Warrants, by the selling shareholders identified in the Prospectus. The selling shareholders acquired the Warrants from us pursuant to certain securities purchase agreement, dated as of April 11, 2024, by and among us and the purchasers named therein, or the Securities Purchase Agreement, in a private placement offering, or the Private Placement. We are not selling any Class A ordinary shares under the Prospectus and will not receive any of the proceeds from the sale or other disposition of Class A ordinary shares by the selling shareholders. However, we will receive proceeds from the exercise, if ever exercised, of the Warrants. The selling shareholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the ordinary shares described in the Prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of Class A ordinary shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 132 of the Prospectus for more information about how the selling shareholders may sell or dispose of their Class A ordinary shares.

There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive is dependent upon the market price of our Class A ordinary shares.

This Prospectus Supplement No. 2 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement No. 2, you should rely on the information in this Prospectus Supplement No. 2.

Our Class A ordinary shares are listed on the NASDAQ Capital Market under the symbol “NA.” The closing price for our Class A ordinary shares on June 25, 2025 was US$11.35 per Class A ordinary share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 26, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2025

Commission File Number: 001-41426

Nano Labs Ltd

(Exact name of registrant as specified in its charter)

China Yuangu Hanggang Technology Building

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒        Form 40-F ☐

EXPLANATORY NOTE

The documents attached as exhibit 99.1, exhibit 99.2 and exhibit 99.3 to this Form 6-K are hereby incorporated by reference into the Registrant’s Registration Statement on Form F-3 initially filed with the U.S. Securities and Exchange Commission on August 14, 2023 (Registration No. 333-273968) and shall be a part thereof from the date on which this current report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished. The description of the documents in the press releases are qualified in their entirety by reference to the complete text of the convertible note purchase agreement and convertible note.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nano Labs Ltd

By:	/s/ Jianping Kong
Name:	Jianping Kong
Title:	Chairman and Chief Executive Officer

Date: June 25, 2025

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EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release
Exhibit 99.2	Form of Convertible Note Purchase Agreement
Exhibit 99.3	Form of Convertible Note

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Exhibit 99.1

Nano Labs Announces US$500 Million Convertible Notes Private Placement for BNB Treasury Strategy

HONG KONG, June 24, 2025 (GLOBE NEWSWIRE) -- Nano Labs Ltd (Nasdaq: NA) (“we,” the “Company” or “Nano Labs”), a leading Web 3.0 infrastructure and product solution provider in China, today announces that it has entered into a convertible notes purchase agreement (the “Agreement”) under which the Company has agreed to issue, and several investors have agreed to subscribe for, a convertible promissory notes in the aggregate principal amount of US$500 million (the “Notes”).

The Notes will mature in 360 days following the issuance, with no interest accruing on the outstanding principal amount. During 360 days from the date of this Notes, the Notes are convertible, in whole or in part, into the Class A ordinary shares of the Company (the “Ordinary Shares”) at the option of the holder thereof. The conversion price is initially US$20 per Ordinary Share, subject to adjustment as set forth in the Notes. Unless previously converted, the Company shall repay the outstanding principal amount on the maturity date. The Notes shall be an unsecured general obligation of the Company.

The closing under the agreement is subject to customary closing conditions. There is no guarantee that closing will happen in full or at all. Investors should not place on due reliance on this press release.

The Agreement marks an important step in the Company’s strategic growth. As part of this initiative, Nano Labs will conduct a thorough assessment of the security and value of BNB. In the initial phase, the Company plans to acquire US$1 billion worth of BNB via convertible notes and private placements. Over the long term, Nano Labs aims to hold 5% to 10% of BNB’s total circulating supply.

About Nano Labs Ltd

Nano Labs Ltd is a leading Web 3.0 infrastructure and product solution provider in China. Nano Labs is committed to the development of high throughput computing (“HTC”) chips and high performance computing (“HPC”) chips. Nano Labs has built a comprehensive flow processing unit (“FPU”) architecture which offers solution that integrates the features of both HTC and HPC. In addition, it has established Bitcoin value investment and adopted Bitcoin as primary reserve asset. Nano Labs has established an integrated solution platform covering three main business verticals, including HTC solutions and HPC solutions. The HTC solutions feature its proprietary Cuckoo series chips, which have become alternative Application-Specific Integrated Circuit (“ASIC”) solutions for traditional GPUs. Nano Lab’s Cuckoo series are one of the first near-memory HTC chips available in the market*. For more information, please visit the Company’s website at: ir.nano.cn.

*According to an industry report prepared by Frost & Sullivan.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s plan to appeal the Staff’s determination, which can be identified by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Such statements are based upon management’s current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For investor and media inquiries, please contact:

Nano Labs Ltd

Email: ir@nano.cn

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com

Exhibit 99.2

FORM OF CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on     , 2025 by and among:

1.	Nano Labs Ltd, an exempted company incorporated under the Laws of the Cayman Islands (the “Company”); and

2.	Each Person listed in Schedule I hereto (each a “Holder” and collectively the “Holders”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Company desires to issue to each Holder, and each Holder desires to subscribe from the Company, for a convertible promissory note in substantially the form attached hereto as Exhibit A (a “Note”), pursuant to the terms and subject to the conditions of this Agreement.

C.	The Company and each Holder desire to enter into this Agreement on the terms and conditions hereof.

THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION 1 ISSUANCE OF NOTE

Subject to the terms and conditions of this Agreement, the Company agrees to issue to each Holder a Note with a principal value set forth opposite such Holder’s name on Schedule I, and in exchange, each Holder, severally and not jointly, agrees to subscribe for such Note from the Company for a purchase price equal to the principal value set forth opposite such Holder’s name on Schedule I (being 100% of the face value thereof (with respect to such Holder, its “Purchase Price”) for an aggregate Purchase Price of US$500 million in the form of immediately available cash in U.S. dollars and/or an equivalent amount of agreed-upon cryptocurrencies, as stipulated in each such Note.

SECTION 2 CLOSING

2.1 Closing. The closing of the purchase and sale of each such Note hereunder (the “Closing”) shall take place remotely via exchange of the electronic and/or facsimile copies of the required documents and signatures as soon as practicable after all closing conditions specified in Section 5 below have been waived or satisfied with respect to the applicable holder (except for such conditions that will be satisfied at the Closing), but in no event later than 360 calendar days, or at such other time and place as the Company and the Holders shall mutually agree in writing.

2.2 Non-contemporaneous Closing. Notwithstanding anything to the contrary in this Agreement, the Company and the Holders acknowledge and agree that the Closing may occur on a non-contemporaneous basis with respect to such Holders.

2.3 Delivery. At the Closing, (i) in addition to any items the delivery of which is made an express condition to each Holder’s obligations at the Closing pursuant to Section 5, such Holder shall pay Purchase Price in full for each such Note with a principal value set forth opposite such Holder’s name on Schedule I, provided that wire transfer instruction is delivered to such Holder within two (2) business day prior to the Closing, and (ii) the Company shall, at the Closing, deliver to each Holder a duly executed original copy or electronic scanned copy of each such Note against the payment of the corresponding Purchase Price by such Holder pursuant to Section 2 hereunder.

2.4 Failure to Close. Consistent with Section 2.2 regarding non-contemporaneous closings, the failure of any Holder to close shall not affect the validity or effectiveness of any Closing that has occurred or may occur with respect to any other Holder. The Parties acknowledge that the harm caused to the Company by such failure would be impossible or very difficult to accurately estimate at the time of entering into this Agreement. The Company may pursue remedies at law or in equity against the non-closing Holder.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF HOLDERS

Each of the Holders hereby represents and warrants to the Company as follows:

3.1 Purchase for Own Account. It is acquiring each such Note and the equity securities issuable upon conversion of each such Note (collectively, the “Securities”) solely for its own account and not as a nominee or agent.

3.2 Authorization. The Holder has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder. All action on the part of the Holder necessary for the authorization, execution and delivery of this Agreement has been taken or will be taken prior to the Closing.

SECTION 4 Representations and Warranties of the COMPANY

The Company hereby jointly and severally represents and warrants to the Holders the following:

4.1 Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the place of its incorporation or establishment and has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted and as proposed to be conducted and to perform each of its obligation hereunder and under any agreement contemplated hereunder to which it is a party.

4.2 Authorization. The Company has obtained all necessary consents and approvals, to execute and deliver this Agreement and, if applicable, each such Note (together with this Agreement, collectively, the “Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (the “Transactions”). The execution and delivery of the Transaction Documents have been authorized by all necessary action on the part of the Company. The Transaction Documents have been, or in the case of each such Note will have been prior to the Closing, duly and validly executed and delivered by the Company and constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms.

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4.3 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against the Company that questions the validity of this Agreement, the right of the Company to enter into the Transaction Documents, or to consummate the Transactions, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, nor is the Company aware that there is any basis for the foregoing. None of the Company or any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

4.4 Valid Issuance of Securities. The securities issuable upon conversion of each such Note, when issued, sold and delivered in accordance with the terms of each such Note for the consideration expressed therein, will be duly and validly issued, fully paid, and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable securities laws.

4.5 No Violations. None of the Company or any of its subsidiaries is in violation or default of any provision of its constitutional documents, or any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound.

4.6 Compliance with Laws. The Company and all of its subsidiaries have obtained and has maintained in good standing all licenses, permits, consents and authorisations required to be obtained by it under all applicable laws necessary for the operation of its business, and all such licenses, permits, consents and authorizations remain in full force and effect. Each of the Company and its subsidiaries is in compliance with all applicable laws in all material respects.

4.7 Exempt Offering. The offer, sale and issuance of each such Note as contemplated by this Agreement are exempt from the registration requirements of U.S. Securities Act of 1933, as amended, and will not result in a violation of the qualification or registration requirements of the any applicable securities laws, and neither the Company nor any of its authorized agent will take any action hereafter that would cause the loss of such exemption.

4.8 Full Disclosure. All material facts relating to the Company and its business that have been reasonably requested by the Holders have been disclosed or made available to the Holders. Neither the Transaction Documents nor any other document provided to the Holders contains any untrue statement or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

SECTION 5 CONDITIONS TO CLOSING

The obligations of each Holder under this Agreement at the Closing are subject to the fulfillment, to such Holder’ satisfaction, at or before the Closing, or waiver by such Holder, of the following conditions:

5.1 Representations and Warranties True, Correct and Complete. The representations and warranties of the Company contained in Section 4 shall be true, correct and complete in all material respects when made, and shall be true, correct and complete in all material respects as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

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5.2 Note Executed and Delivered. The Note for such Holder shall have been duly executed and delivered by the Company in accordance with the terms hereof.

5.3 No Material Adverse Change. There shall have been no material adverse change or effect that, individually or when taken together with all other changes or effects, is or could likely be materially adverse to the business, assets, financial condition, operations, capitalization, or prospects of the Company.

SECTION 6 COVENANTS

6.1 Use of the Proceeds. The Purchase Prices received by the Company shall be used by the Company for the business expansion, capital expenditure and general working capital in connection with its business operation.

SECTION 7 Termination

7.1 Termination by Mutual Consent. This Agreement with respect to a particular Holder may be terminated by mutual consent of the Company and such Holder if the Closing with respect to the subscription for the Note such Holder agreed to subscribe for hereunder fails to occur within 360 calendar days following the date hereof.

SECTION 7 MISCELLANEOUS

8.1 Survival of Representations, Warranties and Covenants. The warranties and representations contained in Sections 3 and 4, and the covenants and agreements made in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Holders or the Company.

8.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. This Agreement and the rights and obligations therein shall not be assigned by the Company without the written consent of the Holders.

8.3 Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the laws of the Hong Kong Special Administrative Region of the PRC (“Hong Kong”) without giving effect to any choice of law provisions. All disputes and controversies arising out of or in connection with this Agreement shall be resolved by arbitration administered by the Hong Kong International Arbitration Center in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in effect (as may be amended by the rest of this provision), which rules are deemed to be incorporated herein by reference.

8.4 Counterparts. This Agreement may be executed and delivered by facsimile, PDF or other electronic signature and in two or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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8.6 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile or email to the number or address as set forth in Exhibit B hereto, without receipt of error transmission notice; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit B; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit B hereto with next business day delivery guaranteed, provided that the delivery party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 7.6 by giving the other party written notice of the new address in the manner set forth above.

8.7 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company and the Holders holding a majority of the outstanding principal amount of each such Note (calculated based on Notes issued and outstanding at the time of such amendment).

8.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the remaining provisions of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.9 Equitable Relief. The parties acknowledge that money damages may not be a sufficient remedy for any breach of this Agreement and that a party shall be entitled to seek injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Agreement. Such relief shall not be the exclusive remedy, but shall be in addition to any other rights and remedies available at law or in equity.

8.10 Entire Agreement. This Agreement, the exhibits hereof and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

Nano Labs Ltd

By:
Name:	Jianping Kong
Title:	Chairman of the Board

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HOLDERS:

By:
Name:

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

Schedule I

LIST OF HOLDERS

SCHEDULE I

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

Exhibit A

EXHIBIT B

To the Company:

To the Holders:

Exhibit B

Exhibit 99.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

FORM OF CONVERTIBLE PROMISSORY NOTE

Date of Note:

Principal Amount of Note:

For value received, Nano Labs Ltd, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), promises to pay to the undersigned holder or such party’s assigns (the “Holder”) the principal amount set forth above (the “Principal Amount”) with no interest accruing on the outstanding Principal Amount. The outstanding Principal Amount shall be due and payable upon request of the Holder on or after the date that is, [   ], being 360 calendar days from the date set forth above (the “Maturity Date”).

1. Basic Terms.

(a) Payments. All payment and repayment of the principal shall be in Bitcoin. For the avoidance of doubt, the Holder, and not the Company, shall bear all risk of loss based on the transfer of Bitcoins to the Company’s digital wallet, including without limitation due to the Holder sending the Bitcoins to an inaccurate wallet address and shall bear all responsibility for paying gas or other fees associated with the transfer of Bitcoins. Conversely, the Company, and not the Holder, shall bear all risk of loss based on the transfer of Bitcoins to the Holder’s digital wallet, including without limitation due to the Company sending the Bitcoins to an inaccurate wallet address and shall bear all responsibility for paying gas or other fees associated with the transfer of Bitcoins.

(b) Extension of Maturity Date. The Maturity Date may be extended by mutual consent of the Company and the Holder, upon the Holder’s notice any time on or prior to the Maturity Date.

(c) Prepayment. The Company may not prepay this convertible promissory note (this “Note”) prior to the Maturity Date without the consent of the Holder.

2. Conversion and Repayment.

(a) Conversion upon Request. During the 360 calendar days subsequent to the date of this Note and until the Maturity Date, instead of requesting for repayment of any outstanding Principal Amount, the Holder may request, upon written notice to the Company, to convert the outstanding Principal Amount into certain number of Class A ordinary shares of the Company, par value of US$0.002 per share (“Shares”), at the price of US$20 per Share, which is subject to equitable adjustment to reflect the more favorable commercial terms and conditions (if any) in financing activities the Company subsequently undertakes, and the Company agrees to issue such Shares to the Holders in exchange for any outstanding Principal Amount no later than the 10th business day following its receipt of the conversion request from the Holder. The parties hereby agree that the conversion rate from Bitcoin to U.S. dollar shall be determined as the Bitcoin price quoted on Hashkey at 00:00 Hong Kong time on the date of the Holder’s request for conversion. For the avoidance of doubt, the Holder may request conversion until a new Maturity Date if the Maturity Date is extended to such date by mutual consent of the Company and the Holder.

(b) Change of Control. If the Company consummates a Change of Control (as defined below) while this Note remains outstanding, the Company shall repay the Holder in Bitcoins in a number equal to Bitcoins outstanding under the Principal Amount. For purposes of this Note, a “Change of Control” means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; or (iii) the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property; provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor, indebtedness of the Company is cancelled or converted or a combination thereof. The Company shall give the Holder notice of a Change of Control not less than 10 days prior to the anticipated date of consummation of the Change of Control. Any repayment pursuant to this paragraph in connection with a Change of Control shall be subject to any required tax withholdings and may be made by the Company (or any party to such Change of Control or its agent) following the Change of Control in connection with payment procedures established in connection with such Change of Control.

3. Representations and Warranties.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as of the date the first Note was issued as follows:

(i) Organization, Good Standing and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business (a “Material Adverse Effect”).

(ii) Corporate Power. The Company has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Board has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

(iii) Authorization. All corporate action on the part of the Company, the Board and the Company’s shareholders necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Any securities issued upon conversion of this Note (the “Conversion Securities”), when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

(iv) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Company in connection with issuance of this Note has been obtained.

(v) Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

(vi) Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

(vii) No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act. For purposes of this Note, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Company Covered Persons do not include (a) any Holder, or (b) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and any Holder.

(viii) Offering. Assuming the accuracy of the representations and warranties of the Holder contained in subsection (b) below, the offer, issue and sale of this Note and the Conversion Securities (collectively, the “Securities”) are and will be exempt from the registration and prospectus delivery requirements of the Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(ix) Use of Proceeds. The Company shall use the proceeds of this Note solely for the operations of its business, and not for any personal, family or household purpose.

(b) Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company as of the date hereof as follows:

(i) Purchase for Own Account. The Holder is acquiring the Securities solely for the Holder’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(ii) Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in subsection (a) above, the Holder hereby: (A) acknowledges that the Holder has received all the information the Holder has requested from the Company and the Holder considers necessary or appropriate for deciding whether to acquire the Securities, (B) represents that the Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Holder and (C) further represents that the Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risk of this investment.

(iii) Ability to Bear Economic Risk. The Holder acknowledges that investment in the Securities involves a high degree of risk, and represents that the Holder is able, without materially impairing the Holder’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of the Holder’s investment.

(iv) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until:

(1) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(2) The Holder shall have notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws; provided that no such opinion shall be required for dispositions in compliance with Rule 144 under the Act, except in unusual circumstances.

(3) Notwithstanding the provisions of paragraphs (1) and (2) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder to a partner (or retired partner) or member (or retired member) of the Holder in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Holder hereunder.

(v) Investor Status. The Holder is (i) an “accredited investor” as such term is defined in Rule 501 under the Act and/or (2) not a “U.S. person” within the meaning of Regulation S under the Act.

(vi) Solicitation. The Holder did not contact the Company as a result of any general solicitation or directed selling efforts (within the meaning of Regulation S under the Act).

(vii) Offshore Transaction. The Holder has been advised and acknowledges that in issuing the Note to the Holder, the Company is relying upon the exemption from registration provided by Regulation S under the Act. The Holder acknowledges that at the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Holder was outside of the United States.

(viii) No “Bad Actor” Disqualification. The Holder represents and warrants that neither (A) the Holder nor (B) any entity that controls the Holder or is under the control of, or under common control with, the Holder, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Company. The Holder represents that the Holder has exercised reasonable care to determine the accuracy of the representation made by the Holder in this paragraph and agrees to notify the Company if the Holder becomes aware of any fact that makes the representation given by the Holder hereunder inaccurate.

(ix) Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Holder hereby represents that he, she or it has satisfied itself as to the full observance of the laws of the Holder’s jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Note, including (A) the legal requirements within the Holder’s jurisdiction for the purchase of the Securities, (B) any foreign exchange restrictions applicable to such purchase, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. The Holder’s subscription, payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Holder’s jurisdiction.

(x) No Insider Information. The Holder is not acquiring the Securities as a result of any material information concerning the Company that has not been publicly disclosed and the Holder’s decision to acquire the Securities has not been made as a result of any verbal or written representation as to a material fact made by or on behalf of the Company that is not included in this Note.

(xi) Wallet Owner. The Holder is the lawful owner of each digital wallet it uses to transfer, deliver or receive Bitcoin to/from the Company and has a good title thereto. Such wallet is owned and operated solely for the benefit of the Holder, and no person other than the Holder has any right, title or interest in such wallet.

(xii) Forward-Looking Statements. With respect to any forecasts, projections of results and other forward-looking statements and information provided to the Holder, the Holder acknowledges that such statements were prepared based upon assumptions deemed reasonable by the Company at the time of preparation. There is no assurance that such statements will prove accurate, and the Company has no obligation to update such statements.

(xiii) No Additional Representations. The Holder acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Note. Nothing herein shall be deemed to limit any of the Holder’s claims relating to fraud, intentional concealment of material facts or other willful misconduct.

4. Covenants.

(a) Notices. So long as this Note remains outstanding, in the event of:

(i) any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right; or

(ii) any capital reorganization of the Company, any reclassification or recapitalization of the share capital of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

(iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(iv) a Change of Control,

the Company will provide to the Holder at least 10 business days prior to the earliest date specified therein a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining the shareholders entitled to vote thereon.

(b) Procedure for Conversion. If this Note is to be converted pursuant to Section 2 hereof, written notice shall be delivered to the Holder notifying the Holder of the conversion to be effected, specifying the price at which this Note is to be converted, the date on which such conversion is expected to occur and requesting the Holder to surrender to the Company, in the manner and at the place designated, this Note. In connection with such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company all reasonable and customary transaction documents entered into by other participants in the relevant transactions.

5. Events of Default.

(a) If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (ii) or (iii) below), this Note shall accelerate and all principal shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i) The Company fails to pay timely any of the outstanding Principal Amount on the date the same becomes due and payable;

(ii) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iii) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company).

(b) In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

6. Miscellaneous Provisions.

(a) Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

(b) Further Assurances. The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

(c) Transfers of Note. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount shall be issued to, and registered in the name of, the transferee. Principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such principal.

(d) Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of the Company and the Holder.

(e) Governing Law. This Note shall be governed by and construed under the laws of the Hong Kong, without giving effect to conflicts of laws principles.

(f) Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(g) Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. The parties irrevocably and unreservedly agree that this Note may be executed by way of electronic signatures and the parties agree that this Note, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

(h) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(i) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto.

(j) Expenses. The Company and the Holder shall each bear its respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.

(k) Waiver of Conflicts. Each party to this Note acknowledges that Baker & McKenzie LLP (“Baker & McKenzie”), outside general counsel to the Company, has in the past performed and is or may now or in the future represent the Holder or the Holder’s affiliates in matters unrelated to the transactions contemplated by this Note (the “Note Financing”), including representation of the Holder or the Holder’s affiliates in matters of a similar nature to the Note Financing. The applicable rules of professional conduct require that Baker & McKenzie inform the parties hereunder of this representation and obtain their consent. Baker & McKenzie has served as outside general counsel to the Company and has negotiated the terms of the Note Financing solely on behalf of the Company. The Company and the Holder hereby (i) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (ii) acknowledge that with respect to the Note Financing, Baker & McKenzie has represented solely the Company, and not any Holder or any shareholder, Board member or employee of the Company or director, shareholder or employee of the Holder; and (iii) gives the Holder’s informed consent to Baker & McKenzie’s representation of the Company in the Note Financing.

(l) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

(m) Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(n) Exculpation. The Holder acknowledges that the Holder is not relying on any person, firm or corporation, other than the Company and its officers and Board members, in making its investment or decision to invest in the Company.

(o) Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this subsection being untrue.

[Signature pages follow]

The parties have executed this Convertible Promissory Note as of the date first noted above.

COMPANY:

Nano Labs Ltd

By:
	Name:	Kong Jiangping
	Title:	Chairman

SIGNATURE PAGE TO

CONVERTIBLE PROMISSORY NOTE

The parties have executed this Convertible Promissory Note as of the date first noted above.

HOLDER:

By:
Name:

SIGNATURE PAGE TO

CONVERTIBLE PROMISSORY NOTE

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16

OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2025

Commission File Number: 001-41426

 Nano Labs Ltd

(Exact name of registrant as specified in its charter)

China Yuangu Hanggang Technology Building

509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

People’s Republic of China

(Address of principal executive office)

_____________________

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

____________________

EXPLANATORY NOTE

This Form 6-K is hereby incorporated by reference into the Registrant’s Registration Statement on Form F-3 initially filed with the U.S. Securities and Exchange Commission on August 14, 2023 (Registration No. 333-273968) and shall be a part thereof from the date on which this current report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

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Nano Labs Announces Additional Information regarding the Convertible Notes Private Placement for BNB Treasury Strategy

Nano Labs Ltd (Nasdaq: NA) (“we,” the “Company” or “Nano Labs”), a leading Web 3.0 infrastructure and product solution provider in China, today announces additional information regarding the convertible notes purchase agreement (the “Agreement”) announced previously, under which the Company has agreed to issue, and several investors have agreed to subscribe for, convertible promissory notes in the aggregate principal amount of US$500 million payable in cash or equivalent amount of cryptocurrencies (each a “Note”).

The subscription under the Agreement may close in multiple tranches during a period up to 360 days following the date of the Agreement, and the final aggregate purchase price may be less than US$500 million if not subscribed for in full within such 360 days. As of June 25, 2025, the Company had an initial closing of 600 Bitcoins, which is equivalent to approximately US$63.6 million under the Agreement, and issued two notes in connection therewith to the investors. These Notes have a term of 360 days, are uncollateralized obligations of the Company, and are convertible into the Company’s Class A ordinary shares at the election of the investors during the term. The Company shall not make prepayment prior to the expiration of the term, and to the extent there are any outstanding principal amount under the Notes, the Company shall make repayment in Bitcoins. The initial conversion price is US$20 per share, which is subject to equitable adjustment to reflect the more favorable commercial terms and conditions (if any) in financing activities the Company subsequently undertakes. The Company shall make immediate repayment in Bitcoins of the outstanding principal amount under the Notes upon a “change-of-control” event as specified in the Notes.

There is no guarantee that closings will take place to make the full subscription under the Agreement. Investors should not place on due reliance on this press release.

The Company currently holds 1,000 Bitcoins, including the initial closing of 600 Bitcoins under the Agreement.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s plan to appeal the Staff’s determination, which can be identified by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Such statements are based upon management’s current expectations and current market and operating conditions, and relate to events that involve known or unknown risks, uncertainties and other factors, all of which are difficult to predict and many of which are beyond the Company’s control, which may cause the Company’s actual results, performance or achievements to differ materially from those in the forward-looking statements. Further information regarding these and other risks, uncertainties or factors is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

For investor and media inquiries, please contact:

Nano Labs Ltd

Email: ir@nano.cn

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Nano Labs Ltd

By:	/s/ Jianping Kong
Name:	Jianping Kong
Title:	Chairman and Chief Executive Officer

Date: June 25, 2025

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